As filed with the Securities and Exchange Commission on April 13, 2004

                                                              File No. 811-

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form N-8A

                          NOTIFICATION OF REGISTRATION
                         FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                  Name: Pioneer Short Term Bond Fund

Address of Principal Business Office (No. & Street, City, State, ZIP Code):

                         60 State Street
                         Boston, Massachusetts 02109

Telephone Number (including area code):  (617) 742-7825

Name and address of agent for service of process:

                         Dorothy E. Bourassa, Secretary
                         Pioneer Short Term Bond Fund
                         60 State Street
                         Boston, Massachusetts 02109

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                YES     |X|                     NO      | |

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and the Commonwealth of Massachusetts on the 13th day of April, 2004.

Attest:                              PIONEER SHORT TERM BOND FUND



/s/ Dorothy E. Bourassa              /s/ Osbert M. Hood
Dorothy E. Bourassa                  Osbert M. Hood
Title: Secretary                     Trustee and Executive Vice President